EXHIBIT 23
Analysis, Research & Planning Corporation's Consent

Union Carbide Corporation:

Analysis, Research & Planning Corporation (“ARPC”) hereby consents to the use of ARPC's name and the reference to ARPC's reports appearing in this Quarterly Report on Form 10-Q of Union Carbide Corporation for the quarter ended September 30, 2011.

/s/ B. THOMAS FLORENCE
B. Thomas Florence President Analysis, Research & Planning Corporation October 31, 2011